Exhibit 99.5

EXHIBIT 12.1

CIT Group Inc. and Subsidiaries Computation of Ratio of Earnings to Fixed Charges (dollars in millions)

	Years Ended December 31,
	CIT				Predecessor CIT
	2013	2012	2011	2010	2009
Earnings:
Net income (loss)	$675.7	$(592.3)	$14.8	$521.3	$(3.8)
Provision for income taxes - continuing operations	83.9	116.7	157.0	236.7	(146.6)
(Income) loss from discontinued operation, net of taxes	(31.3)	56.5	69.1	(18.4)	1,156.7
Income (loss) from continuing operations, before provision for income taxes	728.3	(419.1)	240.9	739.6	1,006.3
Fixed Charges:
Interest and debt expenses on indebtedness	1,060.9	2,665.7	2,504.2	2,837.1	2,389.0
Interest factor: one-third of rentals on real and personal properties	7.8	8.2	9.3	23.2	17.5
Total fixed charges for computation of ratio	1,068.7	2,673.9	2,513.5	2,860.3	2,406.5
Total earnings before provision for income taxes and fixed charges	$1,797.0	$2,254.8	$2,754.4	$3,599.9	$3,412.8
Ratios of earnings to fixed charges	1.68x	(1)	1.10x	1.26x	1.42x

(1) Earnings were insufficient to cover fixed charges by $419.1 million for the year ended December 31, 2012.

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